NEWS RELEASE

For Release:	Immediately
Contact:	Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES

FIRST QUARTER EARNINGS

Calhoun, Georgia, April 17, 2008—Mohawk Industries, Inc. (NYSE:MHK) today announced 2008 first quarter net earnings of $65 million and diluted earnings per share (EPS) of $0.95 (both 28% below last year). Last year a $9 million pre-tax refund ($6 million after tax) from U.S. Customs was received and we are still anticipating additional refunds. Net sales for the quarter were $1,738 million, a decrease of 6.7% from 2007. Our balance sheet remained strong during the quarter with debt to capitalization at 32% and debt to EBITDA at 2.3.

The U.S. economy continues to slow and is being impacted by tightening credit, contracting residential home sales, declining consumer confidence, and increasing costs. The flooring industry is in a cyclical downturn and the residential remodeling category is one of the first to fall but leads the rebound when the economy improves. Spending on commercial has remained positive though it is expected to slow in the future. The U.S. credit problems have affected Europe with growth expected to be flat to modest overall and good in Eastern Europe and Russia.

In commenting on the first quarter results, Jeffrey S. Lorberbaum, Chairman and CEO, stated: “Our performance for the first quarter exceeded our guidance for the period in a very difficult environment. All of our business segments have managed through cyclical downturns in the past and are focused on improving productivity and quality, reducing infrastructure costs, passing along increased costs, controlling working capital, and investing in products and assets to enhance our future.

Our Mohawk segment has continued to slow with weak industry conditions resulting in sales declining 13.6%. Residential sales remain slow with new and existing home sales low and consumers postponing purchases. Our carpet price increases are being implemented during the quarter and should be substantially complete by the end of the second quarter. To better align with present volumes, additional reductions in infrastructure costs and production levels were made during the period. New residential introductions are being shipped earlier than prior years and are concentrated on fashion and value engineered products. Commercial product sales are stronger than residential. Carpet tiles continue to grow and our new Encycle tile with leading edge technology has benefits that make it more durable, environmentally friendly and economically advantageous. Raw material and energy costs are rising and may require future pricing action. Many initiatives to reduce energy and water consumption are being implemented in our operations. A new Mohawk consumer campaign is being launched that co-ordinates TV, print and digital marketing appealing to the design enthusiast with fashionable styling and superior selection.

The Dal-Tile segment sales in the first quarter declined 3.8% which we believe outperformed the industry again. Strong growth in the commercial market is off-setting some of the weakness in the residential market. Our sales in Mexico and Canada have continued to expand as we increase our penetration in those markets. Our distribution system has been expanded with the opening of a new service center in Michigan and we have planned three to four more this year. Our sales force and new introductions are focusing on the better performing commercial, multi-family and higher end remodeling categories. Our ceramic price increase initiated in the fourth quarter is substantially implemented. In April, we are executing additional price increases on selected products and raising the energy surcharge to pass along increased costs. Cost reduction initiatives remain a priority concentrated on SG&A, manufacturing productivity, inventory management, freight and raw materials. Dal-Tile’s new product ‘Metro Leather’ won the Dealer’s Choice Award for the best new ceramic tile.

The Unilin segment sales were up 14.7% in the first quarter as reported and up 4.7% using a constant exchange rate. Unilin sales were down 6.2% excluding our wood acquisition on a local basis. Both the European and U.S. markets slowed in the period with growth continuing in Eastern Europe and Russia. Sales grew in U.S. laminate and European roofing systems with the other products slowing compared to the prior year. Our costs increased due to plant start up expenses, rising energy and materials, higher costs for U.S. imports and lower overhead absorption. Price increases are being executed in some markets to offset rising costs and currency changes. Reductions in staffing and production levels are being made to further align with industry conditions. Our U.S. flooring expansion should begin production by the end of the second quarter and will reduce imports of higher cost products from Europe. Our wood flooring team continues to improve operational costs and quality as planned. Our wood production is operating at a loss and experiencing lower volumes with the industry. We are launching new distressed and antique looks as well as a patented installation system to enhance our position.”

Although seasonal improvements will benefit the second quarter, we expect to have many of the same challenges we faced during the first quarter. Weak demand and higher costs in the U.S. and Europe will weigh on our future results. We will adjust our business as changes in customer demand and costs require. Lower debt levels, reduced tax rates and beneficial exchange rates will positively affect our results. Based on these factors, our guidance for the second quarter of 2008 is $1.36 to $1.45. In spite of a difficult flooring market, Mohawk continues to modernize manufacturing facilities, create innovative products, and launch exciting advertising and promotional campaigns. We are positioned with a more dynamic and cost effective enterprise for the turn around that always occurs.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “could,” “should,” “believes,” “anticipates,” “forecasts,” “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; litigation and other risks identified in Mohawk’s SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Friday, April 18, 2008 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local.

A conference call replay will also be available until April 25, 2008 by dialing 1-800-642-1687 for US/local calls and 1-706-645-9291 for International/Local calls and entering Conference ID # 39978826.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data

(Amounts in thousands, except per share data)

	Three Months Ended
	March 29, 2008	March 31, 2007
Net sales	$1,738,097	1,863,863
Cost of sales	1,278,258	1,340,423

Gross profit	459,839	523,440
Selling, general and administrative expenses	335,521	352,863

Operating income	124,318	170,577
Interest expense	33,767	41,579
Other (income) expense, net	2,779	4,227
U.S. Customs refund	—	(9,122)

Earnings before income taxes	87,772	133,893
Income taxes	22,382	43,515

Net earnings	$65,390	90,378

Basic earnings per share	$0.96	1.33

Weighted-average shares outstanding	68,375	67,906

Diluted earnings per share	$0.95	1.32

Weighted-average common and dilutive potential common shares outstanding	68,579	68,255

Other Financial Information
(Amounts in thousands)

Net cash provided by (used in) operating activities	$(80,179)	88,767

Depreciation & amortization	$73,256	73,846

Capital expenditures	$55,971	24,956

Consolidated Balance Sheet Data
(Amounts in thousands)
	March 29, 2008	March 31, 2007
ASSETS
Current assets:
Cash & cash equivalents	$73,289	53,598
Receivables	955,325	978,789
Inventories	1,296,424	1,245,073
Prepaid expenses	135,429	119,815
Deferred income taxes	135,407	176,444

Total current assets	2,595,874	2,573,719
Property, plant and equipment, net	2,026,058	1,864,999
Goodwill	2,877,671	2,710,821
Intangible assets	1,211,512	1,166,626
Deferred income taxes and other assets	306,304	29,141

	$9,017,419	8,345,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$367,785	514,772
Accounts payable and accrued expenses	932,856	1,012,558

Total current liabilities	1,300,641	1,527,330
Long-term debt, less current portion	2,003,013	2,189,862
Deferred income taxes and other long-term liabilities	764,785	775,517

Total liabilities	4,068,439	4,492,709

Total stockholders’ equity	4,948,980	3,852,597

	$9,017,419	8,345,306

Segment Information
(Amounts in thousands)
	As of or for the Three Months Ended
	March 29, 2008	March 31, 2007
Net sales:
Mohawk	$905,044	1,047,661
Dal-Tile	449,051	466,961
Unilin	403,755	352,096
Corporate and eliminations	(19,753)	(2,855)

Consolidated net sales	$1,738,097	1,863,863

Operating income:
Mohawk	$22,241	48,445
Dal-Tile	56,941	64,395
Unilin	49,956	60,499
Corporate and eliminations	(4,820)	(2,762)

Consolidated operating income	$124,318	170,577

Assets:
Mohawk	$2,410,031	2,496,295
Dal-Tile	2,257,190	2,279,739
Unilin	4,162,172	3,337,020
Corporate and eliminations	188,026	232,252

Consolidated assets	$9,017,419	8,345,306

Reconciliation of Debt to Capital, EBITDA and Debt to EBITDA Debt to Capital
				As of March 29, 2008
Outstanding Debt (a)				$2,370,798
Total stockholders’ equity				4,948,980

Total capital (b)				$7,319,778

Debt to capital percentage (a)/(b)				32%

EBITDA
	Three Months Ended				Trailing Four Quarters Ended March 29, 2008
(Amounts in thousands)	June 30, 2007	September 29, 2007	December 31, 2007	March 29, 2008
EBITDA reconciliation:
Operating income	$198,248	200,814	180,467	124,318	703,847
Other (expense)/income	2,783	799	3	(2,779)	806
Depreciation and amortization	75,382	75,636	81,573	73,256	305,847

EBITDA	$276,413	277,249	262,043	194,795	(c) 1,010,500

Debt to EBITDA
Debt to EBITDA (a)/(c)				2.3

Reconciliation of Unilin Segment Net Sales to Adjusted Unilin Segment Net Sales
(Amounts in thousands)				Three Months Ended March 29, 2008
Unilin segment net sales				$403,755
Less: Exchange rate gain				35,200

Adjusted Unilin segment net sales				368,555
Less: Wood acquisition net sales				38,218

Adjusted Unilin segment net sales for exchange rate gain and wood acquisition				$330,337

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods.